UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2026

Stryker Corporation

(Exact name of Registrant as Specified in Its Charter)

Michigan	001-13149	38-1239739
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1941 Stryker Way
Portage, Michigan	49002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (269) 385-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 Par Value	SYK	New York Stock Exchange
2.125% Notes due 2027	SYK27	New York Stock Exchange
3.375% Notes due 2028	SYK28	New York Stock Exchange
0.750% Notes due 2029	SYK29	New York Stock Exchange
2.625% Notes due 2030	SYK30	New York Stock Exchange
1.000% Notes due 2031	SYK31	New York Stock Exchange
3.375% Notes due 2032	SYK32	New York Stock Exchange
3.625% Notes due 2036	SYK36	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stryker Corporation (the “Company”) announced on May 20, 2026 that William E. Berry, Jr. has decided to retire from his role as Vice President, Chief Accounting Officer of the Company effective September 1, 2026 and that Emily Baculik, who currently serves as Vice President, Corporate Controller, will also serve as chief accounting officer of the Company effective September 1, 2026.

There are no arrangements or understandings between Ms. Baculik and any person pursuant to which Ms. Baculik was selected as an officer, and no family relationships exist between Ms. Baculik and any director or executive officer of the Company. Ms. Baculik is not a party to any transaction to which the Company is or was a participant and in which Ms. Baculik has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Biographical Information

Ms. Baculik, age 46, has been Vice President, Corporate Controller at the Company since November 2024. Prior to that, she was Vice President, Finance for the Spine Division from September 2022 to November 2024 and Senior Director, Finance from June 2021 to September 2022. Ms. Baculik has more than 20 years of finance and accounting experience with publicly traded companies and has prior experience in external financial reporting, technical accounting, compliance and controllership at Eaton, Rockwell Collins, Ingersoll Rand and U.S. Steel. Ms. Baculik graduated from the University of Notre Dame with a bachelor’s degree in history and earned a master’s degree in accounting from The Ohio State University.

Transition Agreement with Mr. Berry

Mr. Berry has entered into a Transition Agreement with the Company pursuant to which he will continue to be employed as Advisor to the Chief Financial Officer from September 1, 2026 until August 15, 2027 (the “Advisory Period”). During the Advisory Period, Mr. Berry will continue to receive base salary at his current annual rate of $510,000, and he will continue to be eligible to receive a 2026 incentive bonus with a target bonus percentage of 50% of his annual salary subject to the terms of the applicable bonus plan. Mr. Berry will not be eligible for an annual incentive bonus or any prorated bonus for services provided during 2027. Mr. Berry’s outstanding equity awards will be governed under the existing terms and conditions of the underlying award agreements and applicable long-term incentive plan, and he will not be eligible to receive any new equity awards during the term of his Advisory Period.

Letter Agreement with Ms. Baculik

Pursuant to the letter agreement establishing Ms. Baculik’s compensation, Ms. Baculik’s annualized base salary rate will increase to $420,000 effective September 1, 2026. Ms. Baculik’s bonus target will be 45% of her annual base salary, prorated for 2026 based on the portion of the year that she serves as the chief accounting officer of the Company and determined based on the applicable plan terms. In addition, a recommendation will be made to the Compensation and Human Capital Committee of the Board of Directors of the Company to approve awards to Ms. Baculik under the Company’s long-term incentive plan in February 2027. The awards would have an aggregate target value equal to approximately $400,000, comprised of 50% stock options (vesting 20% on each of the first five anniversary dates of the grant date) and 50% restricted stock units (vesting in three equal installments over an approximate three-year period after the grant date).

The summary descriptions of the Transition Agreement with Mr. Berry and the letter agreement with Ms. Baculik contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by, and should be read in conjunction with, the complete text of such agreements that are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Transition Agreement, dated May 15, 2026, between Stryker Corporation and William E. Berry, Jr..

10.2	Letter Agreement, dated May 15, 2026, between Stryker Corporation and Emily Baculik.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

Dated: May 20, 2026	By:	/s/ Tina S. French
	Name:	Tina S. French
	Title:	Corporate Secretary